EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Spark Energy, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-197738) of Spark Energy, Inc. of our report dated March 27, 2015, with respect to the combined and consolidated balance sheets of Spark Energy, Inc. as of December 31, 2014 and 2013, and the related combined and consolidated statements of operations and comprehensive (loss) income, changes in equity, and cash flows for each of the years in the three‑year period ended December 31, 2014, which report appears in the December 31, 2014 Annual Report on Form 10-K of Spark Energy, Inc.

/s/KPMG LLP
Houston, Texas
March 27, 2015